AGREEMENT AND PLAN OF MERGER

                          BY AND AMONG

              GENERAL ELECTRIC CAPITAL CORPORATION,

              GE CAPITAL EQUITY CAPITAL GROUP, INC.

                               AND

                    FIRST COLONY CORPORATION






                   Dated as of August 4, 1996






                        TABLE OF CONTENTS

                                                             PAGE

                            ARTICLE I
                           DEFINITIONS

  1.1.   Acquiror. . . . . . . . . . . . . . . . . . . . . . .  2
  1.2.   Acquiror Companies. . . . . . . . . . . . . . . . . .  2
  1.3.   Action. . . . . . . . . . . . . . . . . . . . . . . .  2
  1.4.   Acquisition Proposal. . . . . . . . . . . . . . . . .  2
  1.5.   Agreement . . . . . . . . . . . . . . . . . . . . . .  3
  1.6.   Cap . . . . . . . . . . . . . . . . . . . . . . . . .  3
  1.7.   Certificates. . . . . . . . . . . . . . . . . . . . .  3
  1.8.   Closing; Closing Date . . . . . . . . . . . . . . . .  3
  1.9.   Code. . . . . . . . . . . . . . . . . . . . . . . . .  3
  1.10.  Confidentiality Agreement . . . . . . . . . . . . . .  3
  1.11.  Contracts . . . . . . . . . . . . . . . . . . . . . .  3
  1.12.  Delaware Code . . . . . . . . . . . . . . . . . . . .  4
  1.13.  Effective Time. . . . . . . . . . . . . . . . . . . .  4
  1.14.  Environmental Law . . . . . . . . . . . . . . . . . .  4
  1.15.  ERISA . . . . . . . . . . . . . . . . . . . . . . . .  4
  1.16.  Exchange Act. . . . . . . . . . . . . . . . . . . . .  4
  1.17.  FCC . . . . . . . . . . . . . . . . . . . . . . . . .  4
  1.18.  FCC Benefit Plans . . . . . . . . . . . . . . . . . .  5
  1.19.  FCC Common Stock. . . . . . . . . . . . . . . . . . .  5
  1.20.  FCC Companies . . . . . . . . . . . . . . . . . . . .  5
  1.21.  FCC Disclosure Schedule . . . . . . . . . . . . . . .  5
  1.22.  FCC Insurance Filings . . . . . . . . . . . . . . . .  5
  1.23.  FCC Licenses. . . . . . . . . . . . . . . . . . . . .  5
  1.24.  FCC Rights. . . . . . . . . . . . . . . . . . . . . .  6
  1.25.  FCC Rights Agreement. . . . . . . . . . . . . . . . .  6
  1.26.  FCC SEC Reports . . . . . . . . . . . . . . . . . . .  6
  1.27.  FCC Stock Options . . . . . . . . . . . . . . . . . .  6
  1.28.  FCC Stock Rights. . . . . . . . . . . . . . . . . . .  6
  1.29.  FCC VT Preferred Stock. . . . . . . . . . . . . . . .  7
  1.30.  First Boston. . . . . . . . . . . . . . . . . . . . .  7
  1.31.  GAAP. . . . . . . . . . . . . . . . . . . . . . . . .  7
  1.32.  Governmental Authority. . . . . . . . . . . . . . . .  7
  1.33.  HSR Act . . . . . . . . . . . . . . . . . . . . . . .  7
  1.34.  Indemnified Party . . . . . . . . . . . . . . . . . .  7
  1.35.  IRS . . . . . . . . . . . . . . . . . . . . . . . . .  8
  1.36.  Knowledge of Acquiror . . . . . . . . . . . . . . . .  8
  1.37.  Knowledge of FCC. . . . . . . . . . . . . . . . . . .  8
  1.38.  Law . . . . . . . . . . . . . . . . . . . . . . . . .  8
  1.39.  Liens . . . . . . . . . . . . . . . . . . . . . . . .  8
  1.40.  Material Adverse Effect . . . . . . . . . . . . . . .  9
  1.41.  Merger Consideration. . . . . . . . . . . . . . . . .  9
  1.42.  Merger Subsidiary . . . . . . . . . . . . . . . . . .  9
  1.43.  Morgan Stanley. . . . . . . . . . . . . . . . . . . .  9
  1.44.  NYSE. . . . . . . . . . . . . . . . . . . . . . . . .  9
  1.45.  Paying Agent. . . . . . . . . . . . . . . . . . . . .  9
  1.46.  Person. . . . . . . . . . . . . . . . . . . . . . . .  9
  1.47.  Plan of Merger. . . . . . . . . . . . . . . . . . . . 10
  1.48.  Proxy Statement . . . . . . . . . . . . . . . . . . . 10
  1.49.  SAP . . . . . . . . . . . . . . . . . . . . . . . . . 10
  1.50.  SEC . . . . . . . . . . . . . . . . . . . . . . . . . 10
  1.51.  Securities Act. . . . . . . . . . . . . . . . . . . . 10
  1.52.  Special Meeting . . . . . . . . . . . . . . . . . . . 10
  1.53.  Statutory Reports . . . . . . . . . . . . . . . . . . 10
  1.54.  Subsidiary; Subsidiaries. . . . . . . . . . . . . . . 11
  1.55.  Superior Proposal . . . . . . . . . . . . . . . . . . 11
  1.56.  Surviving Corporation . . . . . . . . . . . . . . . . 11
  1.57.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . 11
  1.58.  Tax Returns . . . . . . . . . . . . . . . . . . . . . 12
  1.59.  Virginia Act. . . . . . . . . . . . . . . . . . . . . 12

                           ARTICLE II
                           THE MERGER

  2.1.   The Merger. . . . . . . . . . . . . . . . . . . . . . 12
  2.2.   Exchange of Certificates. . . . . . . . . . . . . . . 14

                           ARTICLE III
                  SHAREHOLDER APPROVAL; CLOSING

  3.1.   Shareholder Approval. . . . . . . . . . . . . . . . . 17
  3.2.   Time and Place of Closing . . . . . . . . . . . . . . 18

                           ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR

  4.1.   Organization and Authority of Acquiror and Merger
          Subsidiary. . . . . . . . . . . . . . . . . . . . .  19
  4.2.   Authority Relative to this Agreement. . . . . . . . . 19
  4.3.   Consents and Approvals; No Violations . . . . . . . . 20
  4.4.   Litigation. . . . . . . . . . . . . . . . . . . . . . 21
  4.5.   Fees and Expenses of Brokers and Others . . . . . . . 22
  4.6.   Obligation to Fund. . . . . . . . . . . . . . . . . . 22
  4.7.   Interim Operations of Merger Subsidiary . . . . . . . 22

                            ARTICLE V
                 REPRESENTATIONS AND WARRANTIES
                             OF FCC

  5.1.   Organization and Authority of the FCC Companies . . . 23
  5.2.   Capitalization. . . . . . . . . . . . . . . . . . . . 24
  5.3.   Authority Relative to this Agreement. . . . . . . . . 25
  5.4.   Consents and Approvals; No Violations . . . . . . . . 26
  5.5.   Reports . . . . . . . . . . . . . . . . . . . . . . . 27
  5.6.   Insurance Holding Company System. . . . . . . . . . . 29
  5.7.   Absence of Undisclosed Liabilities. . . . . . . . . . 30
  5.8.   Absence of Certain Events . . . . . . . . . . . . . . 30
  5.9.   Litigation. . . . . . . . . . . . . . . . . . . . . . 31
  5.10.  Employee Benefit Plans. . . . . . . . . . . . . . . . 31
  5.11.  Labor Matters . . . . . . . . . . . . . . . . . . . . 34
  5.12.  Tax Matters . . . . . . . . . . . . . . . . . . . . . 35
  5.13.  Compliance with Law . . . . . . . . . . . . . . . . . 37
  5.14.  Fees and Expenses of Brokers and Others . . . . . . . 38
  5.15.  Accuracy of Information . . . . . . . . . . . . . . . 38
  5.16.  Title in Properties . . . . . . . . . . . . . . . . . 38
  5.17.  Contracts . . . . . . . . . . . . . . . . . . . . . . 39
  5.18.  Intellectual Property . . . . . . . . . . . . . . . . 39
  5.19.  Rating Agencies . . . . . . . . . . . . . . . . . . . 40
  5.20.  FCC Rights Agreement. . . . . . . . . . . . . . . . . 40
  5.21.  Fairness Opinion. . . . . . . . . . . . . . . . . . . 40
  5.22.  Vote Required . . . . . . . . . . . . . . . . . . . . 41
  5.23.  Environmental . . . . . . . . . . . . . . . . . . . . 41

                           ARTICLE VI
                            COVENANTS

  6.1.   Conduct of the Businesses of Acquiror and FCC . . . . 42
  6.2.   No Solicitation . . . . . . . . . . . . . . . . . . . 47
  6.3.   Proxy Statement . . . . . . . . . . . . . . . . . . . 49
  6.4.   Access to Information; Confidentiality Agreement. . . 51
  6.5.   Reasonable Efforts; Cooperation . . . . . . . . . . . 52
  6.6.   Consents. . . . . . . . . . . . . . . . . . . . . . . 53
  6.7.   Public Announcements. . . . . . . . . . . . . . . . . 53
  6.8.   Stock Options . . . . . . . . . . . . . . . . . . . . 54
  6.9.   Employee Benefit Matters. . . . . . . . . . . . . . . 55
  6.10.  Indemnification; Insurance. . . . . . . . . . . . . . 56
  6.11.  Dissenters' Rights. . . . . . . . . . . . . . . . . . 59
  6.12.  Redemption of FCC Rights. . . . . . . . . . . . . . . 59
  6.13.  Notice of Certain Events. . . . . . . . . . . . . . . 59
  6.14.  Termination and Amendment of Certain Stock-Based
          Plans. . . . . . . . . . . . . . . . . . . . . . . . 59
  6.15.  Amendment to Change in Control and Termination
          Agreements. . . . . . . . . . . . . . . . . . . . .  60
  6.16.  Prepayment of FCC Credit Facilities . . . . . . . . . 60
  6.17.  Subsequent FCC Reports. . . . . . . . . . . . . . . . 61
  6.18.  Rating Agencies . . . . . . . . . . . . . . . . . . . 61

                           ARTICLE VII
       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

  7.1.   Conditions Precedent to Each Party's Obligation to
          Effect the Merger. . . . . . . . . . . . . . . . . . 61
  7.2.   Conditions Precedent to Obligations of FCC. . . . . . 63
  7.3.   Conditions Precedent to Obligations of Acquiror and
          Merger Subsidiary. . . . . . . . . . . . . . . . . . 64

                          ARTICLE VIII
                 TERMINATION; AMENDMENT; WAIVER

  8.1.   Termination . . . . . . . . . . . . . . . . . . . . . 66
  8.2.   Effect of Termination . . . . . . . . . . . . . . . . 68
  8.3.   Amendment . . . . . . . . . . . . . . . . . . . . . . 69
  8.4.   Extension; Waiver . . . . . . . . . . . . . . . . . . 69

                           ARTICLE IX
                          MISCELLANEOUS

  9.1.   Survival of Representations and Warranties. . . . . . 69
  9.2.   Brokerage Fees and Commissions. . . . . . . . . . . . 70
  9.3.   Entire Agreement; Assignment. . . . . . . . . . . . . 70
  9.4.   Notices . . . . . . . . . . . . . . . . . . . . . . . 70
  9.5.   Governing Law . . . . . . . . . . . . . . . . . . . . 72
  9.6.   Descriptive Headings. . . . . . . . . . . . . . . . . 72
  9.7.   Parties in Interest . . . . . . . . . . . . . . . . . 72
  9.8.   Counterparts. . . . . . . . . . . . . . . . . . . . . 73
  9.9.   Specific Performance. . . . . . . . . . . . . . . . . 73
  9.10.  Fees and Expenses . . . . . . . . . . . . . . . . . . 73
  9.11.  Severability. . . . . . . . . . . . . . . . . . . . . 73


                            EXHIBITS

Exhibit A      Plan of Merger


                  AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of August 4, 1996, by and among GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Acquiror"), GE CAPITAL EQUITY CAPITAL GROUP, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Subsidiary") and FIRST COLONY
CORPORATION, a Virginia corporation ("FCC").

                            RECITALS

     WHEREAS, the respective Boards of Directors of Acquiror, Merger Subsidiary and FCC each has determined that it is in the best interests of its respective shareholders that Merger Subsidiary shall merge with and into FCC in accordance with the terms of the Plan of Merger (the "Plan of Merger") attached hereto as Exhibit A and the applicable provisions of the laws of the Commonwealth of Virginia (the "Merger"); and the Board of Directors of
Merger Subsidiary and FCC have, by resolutions duly adopted, approved the Plan of Merger; and Merger Subsidiary and FCC have directed that the Plan of Merger be submitted to their respective shareholders for approval; and
     WHEREAS, pursuant to the Merger, each outstanding share of FCC Common Stock (as hereinafter defined) will be converted into the right to receive the Merger Consideration in accordance with the Plan of Merger; and
     WHEREAS, pursuant to the Merger, each share of Common Stock of Merger Subsidiary will be converted into and exchangeable for one share of FCC Common Stock;
and
     NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

     Section 1.1.Acquiror. "Acquiror" shall mean General Electric Capital Corporation, a New York corporation.

     Section 1.2.Acquiror Companies. "Acquiror Companies" shall mean Acquiror and its Subsidiaries.

     Section 1.3.Action. "Action" shall have the meaning given in Section 6.10(a) hereof.

     Section 1.4.Acquisition Proposal. "Acquisition Proposal" shall have the meaning given in Section 6.2(c) hereof.

     Section 1.5.Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Plan of Merger and other Exhibits attached hereto, as amended from time to time in accordance with the terms hereof.

     Section 1.6.Cap. "Cap" shall have the meaning given in Section 6.10(c) hereof.

     Section 1.7.Certificates.  "Certificates" shall have the meaning given in
Section 2.2(a) hereof.

     Section 1.8.Closing; Closing Date. "Closing" shall mean the closing conference held pursuant to Section 3.2 hereof, and "Closing Date" shall mean the date on which the Closing occurs.

     Section 1.9.Code. "Code" shall mean, as appropriate, the Internal Revenue Code of 1954 or of 1986, each as amended, and the regulations thereunder.

     Section 1.10.Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement, dated April 23, 1996, between FCC and Acquiror.

     Section 1.11.Contracts. "Contracts" shall mean contracts, agreements, leases, licenses, notes, indentures, reinsurance treaties, bonds, mortgages, instruments, and other binding commitments, arrangements and understandings, written or oral.

     Section 1.12.Delaware Code. "Delaware Code" shall mean the Delaware General Corporation Law, as amended.

     Section 1.13.Effective Time. "Effective Time" shall have the meaning given in Section 3.1(b) hereof.

     Section 1.14.Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety.

     Section 1.15.ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 1.16.Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Section 1.17.FCC. "FCC" shall mean First Colony Corporation, a Virginia corporation.

     Section 1.18.FCC Benefit Plans. "FCC Benefit Plans" shall have the meaning given in Section 5.10(a) hereof.

     Section 1.19.FCC Common Stock. "FCC Common Stock" shall mean the common stock, without par value, of FCC.

     Section 1.20.FCC Companies. "FCC Companies" shall mean FCC and its Subsidiaries.

     Section 1.21.FCC Disclosure Schedule. "FCC Disclosure Schedule" shall mean the disclosure schedule delivered by FCC to Acquiror concurrently with the execution and delivery of this Agreement.

     Section 1.22.FCC Insurance Filings. "FCC Insurance Filings" shall mean all reports and other filings (including all exhibits, interrogatories, notes and schedules thereto), together with any amendments made with respect thereto that any of the FCC Companies has been required to file with state or other insurance and securities regulatory authorities.

     Section 1.23.FCC Licenses. "FCC Licenses" shall have the meaning given in Section 5.13 hereof.

     Section 1.24.FCC Rights. "FCC Rights" shall mean the rights issued pursuant to the FCC Rights Agreement.

     Section 1.25.FCC Rights Agreement. "FCC Rights Agreement" shall mean the Rights Agreement, dated as of December 1, 1992, between FCC and Harris Trust and Savings Bank.

     Section 1.26.FCC SEC Reports. "FCC SEC Reports" shall mean (a) FCC's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1994 and 1993; (b) all documents filed by FCC with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to Section 14 of the Exchange Act and any report filed pursuant to
Section 15(d) of the Exchange Act since January 1, 1994; and (c) all other reports or registration statements filed by FCC with the SEC since January 1, 1994.

     Section 1.27.FCC Stock Options. "FCC Stock Options" shall mean all outstanding options, warrants, stock appreciation rights or rights of any kind to purchase FCC Common Stock except for the FCC Rights.

     Section 1.28.FCC Stock Rights. "FCC Stock Rights" shall mean all outstanding phantom stock or other similar rights entitling the holder thereof to receive, upon exercise, a cash amount based upon the value of FCC Common Stock.

     Section 1.29.FCC VT Preferred Stock. "FCC VT Preferred Stock" shall mean, collectively, the variable term cumulative preferred stock, series B and series C, without par value, of FCC.

     Section 1.30.First Boston. "First Boston" shall mean CS First Boston Corporation.

     Section 1.31.GAAP. "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement, consistently applied throughout the specified period and in the immediately prior comparable period.

     Section 1.32.Governmental Authority. "Governmental Authority" shall mean any, local, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

     Section 1.33.HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     Section 1.34.Indemnified Party. "Indemnified Party" shall have the meaning given in Section 6.10(a) hereof.

     Section 1.35.IRS.  "IRS" shall mean the Internal Revenue Service.

     Section 1.36.Knowledge of Acquiror. "Knowledge of Acquiror" shall mean the actual knowledge, after due inquiry, of the officers of Acquiror or Merger Subsidiary.

     Section 1.37.Knowledge of FCC. "Knowledge of FCC" shall mean the actual knowledge, after due inquiry, of those officers of the FCC Companies identified on Section 1.37 of the FCC Disclosure Schedule.

     Section 1.38.Law. "Law" shall mean any federal, state, provincial, local, municipal, foreign or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, including, without limitation, any Environmental Law.

     Section 1.39.Liens. "Liens" shall mean liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements or any encumbrances or other restrictions or limitations on the use of real or personal property or irregularities in title thereto.

     Section 1.40.Material Adverse Effect. "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect, individually or in the aggregate, on the business, assets, liabilities, financial condition or results of operations of such entity or group of entities taken as a whole.

     Section 1.41.Merger Consideration. "Merger Consideration" shall have the meaning given in Section 2.1(b) hereof.

     Section 1.42.Merger Subsidiary. "Merger Subsidiary" shall mean GE Capital Equity Capital Group, Inc., a Delaware corporation and direct or indirect wholly-owned subsidiary of Acquiror.

     Section 1.43.Morgan Stanley. "Morgan Stanley" shall mean Morgan Stanley & Co. Inc.

     Section 1.44.NYSE.  "NYSE" shall mean The New York Stock Exchange, Inc.

     Section 1.45.Paying Agent. "Paying Agent" shall have the meaning given in Section 2.2(a) hereof.

     Section 1.46.Person.  "Person" shall mean any individual or entity.

     Section 1.47.Plan of Merger. "Plan of Merger" shall mean the plan of merger of Merger Subsidiary with and into FCC in substantially the form of Exhibit A attached hereto.

     Section 1.48.Proxy Statement. "Proxy Statement" shall mean the definitive Proxy Statement and form of proxy of FCC distributed to the holders of FCC Common Stock in connection with the Special Meeting.

     Section 1.49.SAP. "SAP" shall have the meaning given in Section 5.5(b) hereof.

     Section 1.50.SEC.  "SEC" shall mean the Securities and Exchange
Commission.

     Section 1.51.Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Section 1.52.Special Meeting. "Special Meeting" shall mean the special meeting of the holders of FCC Common Stock called pursuant to Section 3.1(a) hereof to consider and approve the transactions contemplated herein, and any adjournments thereof.

     Section 1.53.Statutory Reports. "Statutory Reports" shall have the meaning given in Section 5.5(b) hereof.

     Section 1.54.Subsidiary; Subsidiaries. "Subsidiary" shall mean each entity with respect to which the specified Person (a) has the right to vote (directly or indirectly through one or more other entities or otherwise) shares or other ownership interests representing 50% or more of the votes eligible to be cast in the election of directors of such entity or (b) owns a majority of the outstanding beneficial interests, or a majority of the capital or profits (collectively, "Subsidiaries").

     Section 1.55.Superior Proposal. "Superior Proposal" shall have the meaning given in Section 6.2(c) hereof.

     Section 1.56.Surviving Corporation. "Surviving Corporation" shall mean FCC on or after the Effective Time.

     Section 1.57.Taxes. "Taxes" shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authority or any political subdivision thereof, including, without limitation, income, premium, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

     Section 1.58.Tax Returns. "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority, with respect to Taxes or the FCC Benefit Plans.

     Section 1.59.Virginia Act. "Virginia Act" shall mean the Virginia Stock Corporation Act, as amended.

                           ARTICLE II
                           THE MERGER

     Section 2.1.The Merger.

     (a) Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Merger Subsidiary shall be merged with and into FCC in accordance with the provisions of, and with the effects provided in, Section 13.1-721A of the Virginia Act and Section 259 of the Delaware Code. FCC shall be the surviving corporation resulting from the Merger and as a result shall become a direct or indirect wholly-owned subsidiary of Acquiror and shall continue to be governed by the laws of the Commonwealth of Virginia. The Plan of Merger provides for the terms and conditions of the Merger, which terms and conditions are incorporated herein and made a part of this Agreement by reference.

     (b) Pursuant to the Merger, at the Effective Time, each share of FCC Common Stock outstanding immediately prior to the Effective Time (other than shares of FCC Common Stock held by Acquiror, if any, which shares shall be canceled in the Merger) shall, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time, be canceled and be converted into the right to receive $36.15 in cash, without interest thereon (subject to adjustment as provided below, the "Merger Consideration") in accordance with the Plan of Merger.

     (c) Each share of FCC VT Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

     (d) Pursuant to the Merger, at the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchangeable for one share of common stock, no par value, of the Surviving Corporation. The separate existence and corporate organization of Merger Subsidiary shall cease upon the Effective Time and thereupon Merger Subsidiary and FCC shall be a single corporation.

     (e) FCC, as the Surviving Corporation in the Merger, shall have Articles of Incorporation, bylaws, directors and officers set forth in, or determined in accordance with, the Plan of Merger.

     (f) In the event of any change in the shares of FCC Common Stock outstanding between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration shall be adjusted proportionately.

     (g) The holders of shares of FCC Common Stock shall not be entitled to any dissenters' rights under the Virginia Act.

     (h) Acquiror and FCC agree to use their respective commercially reasonable efforts to cause the Merger to be consummated in accordance with the terms of the Plan of Merger.

     Section 2.2.Exchange of Certificates.

     (a) Prior to the Effective Time, Acquiror shall appoint a bank or trust company reasonably acceptable to FCC to act as the paying agent in connection with the Merger (the "Paying Agent"). From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of FCC Common Stock (a "Certificate") shall be entitled to receive (subject to applicable withholding Taxes) in exchange therefor, upon surrender thereof to the Paying Agent, the Merger Consideration represented by such Certificates, and such Certificates shall forthwith be canceled. Immediately prior to the Effective Time, Acquiror will deliver to the Paying Agent, in trust for the benefit of the holders of FCC Common Stock, cash, representing the Merger Consideration times the number of outstanding shares of FCC Common Stock, necessary to make the transactions contemplated by
Section 2.1(b) hereof on a timely basis.

     (b) Promptly after the Effective Time, Acquiror shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented shares of FCC Common Stock entitled to payment pursuant to Section 2.1(b) hereof, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) to the Paying Agent) and instructions for use in effecting the surrender of the Certificate(s) in exchange for the Merger Consideration in accordance with Section 2.1(b) hereof. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive (subject to applicable withholding Taxes) in exchange therefor the Merger Consideration times the number of shares of FCC Common Stock represented by the Certificate, and such Certificate shall forthwith be canceled. If any cash is to be paid to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (with such signature guarantees as may be required by the letter of transmittal) or otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required by reason of such payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right to receive the Merger Consideration times the number of shares of FCC Common Stock represented by such Certificate, as provided in Section 2.1(b) hereof and the Plan of Merger, without any interest thereon.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of FCC of the shares of FCC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration times the number of shares of FCC Common Stock represented by such Certificates, as provided in
Section 2.1(b) hereof, in accordance with the procedures set forth in this
Section 2.2 and the Plan of Merger.

     (d) Any cash delivered to the Paying Agent for payment, as contemplated herein, that remains unclaimed by the former holders of FCC Common Stock on the date that falls six months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any former holders of FCC Common Stock who have not theretofore complied with this Section 2.2 shall thereafter look only to the Surviving Corporation for satisfaction of their claim for the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of FCC Common Stock for any consideration as contemplated herein delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Acquiror shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.1 hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Merger Consideration is to be issued, as a condition precedent to the issuance thereof, shall give Acquiror a bond satisfactory to Acquiror in such sum as it may direct or otherwise indemnify Acquiror in a manner satisfactory to Acquiror against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                           ARTICLE III
                  SHAREHOLDER APPROVAL; CLOSING

     Section 3.1.Shareholder Approval.

     (a) Acquiror's Board of Directors has approved, and FCC's Board of Directors shall recommend that its shareholders vote for the approval of, this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby and shall cause to be taken such other actions as may be necessary and appropriate to effect the transactions contemplated hereby and thereby. The recommendation of FCC's Board of Directors shall be contained in the Proxy Statement. As soon as practicable after the execution of this Agreement, FCC will take all actions necessary in accordance with applicable Laws, rules of the NYSE, this Agreement and FCC's Articles of Incorporation and bylaws, to duly call and cause to be held a special meeting of the holders of FCC Common Stock (the "Special Meeting"), and this Agreement and the Plan of Merger shall be submitted by FCC for consideration and approval at the Special Meeting.

     (b) On the first business day on which (i) this Agreement and the Plan of Merger have been duly approved by the requisite vote of the holders of FCC Common Stock and (ii) the Closing of the transactions contemplated by this Agreement and the Plan of Merger has occurred, or such later date as shall be agreed upon by Acquiror and FCC, articles of merger (the "Articles of Merger") shall be filed in accordance with the Virginia Act and the Delaware Code, and the Merger shall become effective in accordance with the terms of this Agreement and the Plan of Merger at the time and date contemplated therein (such time and date being referred to herein as the "Effective Time").

     Section 3.2.Time and Place of Closing. The Closing of the transactions contemplated by this Agreement and the Plan of Merger will take place at 11:00 A.M., New York City time, on the last day of the calendar month in which the last of the conditions to the obligations of the parties hereunder set forth in Article VII hereof have been met. The Closing shall be at such place as may be mutually agreed upon by the parties hereto.

                           ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror and Merger Subsidiary represent and warrant to FCC as follows:

     Section 4.1.Organization and Authority of Acquiror and Merger Subsidiary. Each of Acquiror and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Acquiror and the Merger Subsidiary has full corporate power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Acquiror owns all of the outstanding capital stock of Merger Subsidiary. Each of Acquiror and Merger Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where failure to do so is reasonably likely to have a Material Adverse Effect on Acquiror or Merger Subsidiary.

     Section 4.2.Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Acquiror and Merger Subsidiary are within the corporate power of Acquiror and Merger Subsidiary. The execution and delivery of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Subsidiary (including by the sole shareholder of Merger Subsidiary) and no other corporate proceedings on the part of Acquiror or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by each of Acquiror and Merger Subsidiary and (assuming the due authorization, execution and delivery hereof or thereof by FCC) constitute or will constitute valid and binding agreements of each of Acquiror and Merger Subsidiary, enforceable against them in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by equitable principles.

     Section 4.3.Consents and Approvals; No Violations. Except for (a) any applicable requirements of the Exchange Act, the HSR Act and any applicable filings under state takeover Laws; (b) the filing of the Articles of Merger and issuance of a certificate of merger as required by the Virginia Act and a certificate of merger as required by the Delaware Code; and (c) approvals of or notices to Governmental Authorities pursuant to applicable insurance Laws, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement by Acquiror and Merger Subsidiary or for the consummation by Acquiror and Merger Subsidiary of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Acquiror and Merger Subsidiary will (a) conflict with or result in any breach of any provision of the respective Articles or Certificate of Incorporation or bylaws of Acquiror or Merger Subsidiary; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under or result in the loss of a benefit under, or result in the creation of a Lien on any property or asset of Acquiror or Merger Subsidiary under, any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which either Acquiror or Merger Subsidiary is a party or by which either of them or any of their properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Acquiror or Merger Subsidiary or any of their properties or assets; except, in the case of subsection (c) above, for violations, breaches or defaults that are not reasonably likely to have a Material Adverse Effect on Acquiror or Merger Subsidiary or that will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 4.4.Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of Acquiror, threatened against or relating to any of the Acquiror Companies at law or in equity, or before any Governmental Authority, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     Section 4.5.Fees and Expenses of Brokers and Others. None of the Acquiror Companies is directly or indirectly committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement, except that Acquiror has engaged Goldman, Sachs & Co. to represent it in connection with such transactions and shall pay all of Goldman, Sachs & Co.'s fees and expenses in connection with such engagement.

     Section 4.6.Obligation to Fund. Acquiror has (or will have at the Effective Time) on hand cash or other short term investments in an amount sufficient to pay in U.S. dollars the Merger Consideration for each share of FCC Common Stock upon surrender of all the shares of the FCC Common Stock after consummation of the Merger and to fund the payment of the Option Payment by FCC. Acquiror will make such funds available to the Paying Agent at such times, in such amounts and in such a manner as is contemplated by Section 2.2 hereof.

     Section 4.7.Interim Operations of Merger Subsidiary. During the period commencing on the date of this Agreement and ending at the Effective Time, Merger Subsidiary shall not engage in any activities of any nature except as provided in, or as contemplated by, this Agreement.

                            ARTICLE V
                 REPRESENTATIONS AND WARRANTIES
                             OF FCC


     FCC represents and warrants to Acquiror and Merger Subsidiary as follows:

     Section 5.1.Organization and Authority of the FCC Companies. Each of the FCC Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the FCC Companies has full corporate power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the FCC Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the FCC Companies. Section 5.1 of the FCC Disclosure Schedule contains a true and complete list of all of the FCC Companies, together with the jurisdiction of incorporation of each such Company. The copies of the Articles of Incorporation and bylaws of FCC and each of its Subsidiaries that have been delivered by FCC to Acquiror are complete and correct and in full force and effect on the date hereof.

     Section 5.2.Capitalization. FCC's authorized equity capitalization consists of 150,000,000 shares of FCC Common Stock, and 15,000,000 shares of preferred stock, no par value, of which (i) 1,000,000 shares have been designated as Participating Cumulative Preferred Stock, Series A; (ii) 1,600,000 shares have been designated as Variable Term Cumulative Preferred Stock, Series B; and (iii) 1,600,000 shares have been designated as Variable Term Cumulative Preferred Stock, Series C. As of the close of business on August 2, 1996, 49,303,281 shares of FCC Common Stock and 3,200,000 shares of FCC VT Preferred Stock were issued and outstanding. Such shares of FCC Common Stock and FCC VT Preferred Stock constituted all of the issued and outstanding shares of capital stock of FCC as of such date. No Subsidiary of FCC owns, of record or beneficially, any shares of FCC Common Stock. All issued and outstanding shares of FCC Common Stock and FCC
VT Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of the Subsidiaries of FCC have been duly authorized and are validly issued, fully paid and nonassessable and owned of record and beneficially by FCC, directly or indirectly, free and clear of all Liens. Except as set forth in Section 5.2 of the FCC Disclosure Schedule, FCC has not, subsequent to December 31,1995, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the FCC Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of the FCC Common Stock or FCC VT Preferred Stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Except for the FCC Rights and as set forth in Section 5.2 of the FCC Disclosure Schedule, there are (a) no outstanding FCC Stock Options, FCC Stock Rights, options, warrants, subscriptions or other rights to purchase or acquire any capital stock of any of the FCC Companies,
(b) no Contracts pursuant to which any of the FCC Companies is bound to sell or issue any shares of its capital stock or securities convertible into or exchangeable for such shares of capital stock and (c) no Contracts to which any of the FCC Companies or members of the Gottwald Family (as identified on Section 5.2 of the FCC Disclosure Schedule), is a party with respect to the voting or registration of any shares of capital stock of any of the FCC Companies.

     Section 5.3.Authority Relative to this Agreement. The execution, delivery and performance of this Agreement, and of all of the other documents and instruments required hereby, by FCC are within the corporate power of FCC. The execution and delivery of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by the Board of Directors of FCC and no other corporate proceedings on the part of FCC are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement and the Plan of Merger by the holders of at least two-thirds of the outstanding shares of FCC Common Stock at the Special Meeting). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by FCC and (assuming the due authorization, execution and delivery hereof and thereof by Acquiror and Merger Subsidiary) constitute or will constitute valid and binding agreements of FCC, enforceable against FCC in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other
Laws affecting the enforcement of creditors' rights generally or by equitable principles.

     Section 5.4.Consents and Approvals; No Violations. Except for (a) any applicable requirements of the Exchange Act, the HSR Act and any applicable filings under state takeover laws; (b) the filing and recordation of Articles of Merger and issuance of a certificate of merger as required by the Virginia Act and a certificate of merger as required by the Delaware Code; (c) approvals of or notices to Governmental Authorities pursuant to applicable insurance Laws; and (d) those required filings, registrations, consents and approvals listed in Section 5.4 of the FCC Disclosure Schedule, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement by FCC or for the consummation by FCC of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by FCC will (a) conflict with or result in any breach of any provision of the respective Articles or Certificate of Incorporation or bylaws of any of the FCC Companies; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the loss of a benefit under, or result in the creation of a Lien on any property or asset of the FCC Companies under, any of the terms, conditions or provisions of any material Contract to which any of the FCC Companies is a party or by which it or any of them or any of their properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the FCC Companies or any of their properties or assets; except, in the case of subsection (c) above, for violations, breaches or defaults that are not reasonably likely to have a Material
Adverse Effect on the FCC Companies or that will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 5.5.Reports.

     (a) The FCC SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of the SEC promulgated thereunder. As of their respective dates, none of the FCC SEC Reports, including, without limitation any exhibits thereto or financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included or incorporated by reference in the FCC SEC Reports fairly presented the consolidated financial position of the FCC Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included or incorporated by reference therein fairly presented the consolidated results of operations and cash flows of the FCC Companies for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included or incorporated by reference in the FCC SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC and (ii) was prepared in accordance with GAAP, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except for FCC, none of the FCC Companies is required to file any forms, reports or other documents with the SEC, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities Laws. FCC has heretofore delivered to Acquiror, in the form filed with the SEC, true and complete copies of the FCC SEC Reports.

     (b) The statutory financial statements of each of FCC's insurance Subsidiaries for each of the three years in the three-year period ended December 31, 1995, and for the quarter ended March 31, 1996, in each case together with the exhibits, schedules and notes thereto (the "Statutory Reports") have been prepared in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile of such insurance Subsidiary ("SAP"), and such accounting practices have been applied on a consistent basis throughout the period involved and the immediately preceding comparable period, except as disclosed therein. The Statutory Reports present fairly the statutory financial condition of the applicable FCC insurance Subsidiary as of the respective dates thereof and the statutory results of operations and changes in such Subsidiary's financial position and cash flow for each of the periods then ended. No material deficiency has been asserted with respect to any of the Statutory Reports by any insurance regulatory authority that has not been cured or otherwise resolved to the satisfaction of such insurance regulatory authority. FCC has heretofore delivered to Acquiror true and complete copies of all such Statutory Reports.

     (c) Since December 31, 1994, each of the FCC Companies has filed all FCC Insurance Filings, and all of the FCC Insurance Filings filed prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable Laws, and, except as disclosed in Section 5.5 of the FCC Disclosure Schedule, there are no material open or unresolved issues raised by any insurance or securities regulatory authority with respect to any of such FCC Insurance Filings.

     Section 5.6.Insurance Holding Company System. FCC and certain of its Subsidiaries are affiliates of an insurance holding company system as defined in the Code of Virginia, Section 38.2-1322, relating to insurance holding company systems. FCC is a holding company and American Mayflower Company is a controlled insurer as defined in Section 1501 of the New York Insurance Law, relating to insurance holding companies and holding company systems.

     Section 5.7.Absence of Undisclosed Liabilities.  Except as disclosed in
Section 5.7 of the FCC Disclosure Schedule, neither FCC nor any of its Subsidiaries has any liabilities of any nature, whether absolute, contingent or otherwise, and whether due or to become due (including, without limitation, all liabilities for Taxes) that should be reflected or reserved against (a) in accordance with GAAP, and that are not adequately reflected or reserved against in FCC's consolidated balance sheet as of December 31, 1995, including the footnotes thereto, except such as have arisen in the ordinary course of business consistent with past practice since December 31, 1995 or (b) in accordance with SAP, and that are not adequately reflected or reserved against in the Subsidiaries' respective statutory balance sheets as of December 31, 1995, including the notes, exhibits and schedules thereto, except such as have arisen in the ordinary course of business consistent with past practice.

     Section 5.8.Absence of Certain Events. Except as set forth in the FCC SEC Reports filed prior to the date of this Agreement or as otherwise specifically disclosed in Section 5.8 of the FCC Disclosure Schedule, since December 31, 1995, none of the FCC Companies has suffered any change in its business, assets, liabilities, financial condition or results of operations that has had or is reasonably likely to have a Material Adverse Effect upon the FCC Companies. Except as disclosed in the FCC SEC Reports or in Section
5.8 of the FCC Disclosure Schedule, or as otherwise specifically contemplated by this Agreement, there has not been since December 31, 1995: (a) any labor dispute that has had or is reasonably likely to have a Material Adverse Effect upon the FCC Companies; (b) any entry by any of the FCC Companies into any material Contract or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any Lien made on any of the properties or assets of any of the FCC Companies) that cannot be terminated within 30 days without penalty; (c) any change in the accounting policies or practices of FCC; (d) any damage, destruction or loss, whether covered by insurance or not, that has had or is reasonably likely to have a Material Adverse Effect upon the FCC Companies; (e) any material change in underwriting, pricing, actuarial or investment practices or policies; (f) any new, or amendment to any existing, employment, severance or consulting Contract, the implementation of, or any agreement to implement, any increase in benefits with respect to any FCC Benefit Plans, or any alteration of any of the FCC Companies' employment practices or terms and conditions of employment, in each case other than in the ordinary course of business consistent with past practice; or (g) any agreement to do any of the foregoing.

     Section 5.9.Litigation. Except as set forth in Section 5.9 of the FCC Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of FCC, threatened against or relating to any of the FCC Companies at law or in equity, or before any Governmental Authority, that is reasonably likely to have a Material Adverse Effect upon the FCC Companies or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.10.Employee Benefit Plans.

     (a) For purposes of this Section, the term "FCC Benefit Plans" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, incentive compensation, employee stock ownership, severance pay or change in control, vacation, bonus or other incentive plans and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by or contributed to by any of the FCC Companies or any trade or business (whether or not incorporated) that, together with FCC, is treated as a single employer with the FCC Companies under Section 414(b), (c), (m) or (o) of the Code, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. Any of the FCC Benefit Plans that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "FCC ERISA Plan."

     (b) No FCC Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. All FCC Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code and any other applicable Laws, the breach or violation of which would have a Material Adverse Effect on the FCC Companies. Except as set forth on Section 5.10 of the FCC Disclosure Schedule, no FCC ERISA Plan that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     (c) Section 5.10 of the FCC Disclosure Schedule contains a true and correct list of all FCC Benefit Plans. FCC has provided Acquiror with access to true and correct copies of each governing plan document and trust agreement (and all amendments thereto) for each FCC Benefit Plan, together with the most recent summary plan description, annual report, IRS determination letter, if applicable (including all schedules and attachments thereto) and audited financial statement for each such plan and the actuarial report for any FCC Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan.

     (d) All contributions and other payments required to be made by the FCC Companies to or under any FCC Benefit Plan have been made in accordance with the terms of such FCC Benefit Plan.

     (e) Except as set forth in Section 5.10 of the FCC Disclosure Schedule, none of the FCC Benefit Plans that are "welfare plans" within the meaning of
Section 3(1) of ERISA provides for any retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

     (f)  Except as set forth in Section 5.10 of the FCC Disclosure Schedule,
(i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from the FCC Companies to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any FCC Benefit Plan being established or becoming accelerated, vested or payable and (ii) none of the FCC Companies is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other Contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any consulting Contract with any person who prior to entering into such Contract was a director or officer of any of the FCC Companies or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (ii)(A) or (B) of this sentence.

     Section 5.11.Labor Matters. None of the FCC Companies is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the FCC Companies as an exclusive bargaining representative for employees of the FCC Companies. There is no current union representation question involving employees of the FCC Companies nor does FCC have Knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. There is no unfair labor practice, grievance, employment discrimination or other labor or employment related charge, complaint or claim against the FCC Companies pending or, to the Knowledge of FCC, threatened before any Governmental Authority that is reasonably likely to have a Material Adverse Effect on the FCC Companies.

     Section 5.12.Tax Matters. Except as set forth in Section 5.12 of the FCC Disclosure Schedule:

     (a) FCC and each of its Subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which FCC is the common parent, and such affiliated group files a consolidated federal income tax return;

     (b) each of the FCC Companies has timely filed or caused to be filed all income and other material Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

     (c) each of the FCC Companies has paid all Taxes for the periods covered by such Tax Returns or has made full provision on its books and records for all current and deferred Taxes for the periods covered by such Tax Returns;

     (d) none of the FCC Companies has granted (or is subject to) any waiver that is currently in effect of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to any of the FCC Companies by any Governmental Authority; there are no Liens with respect to Taxes upon any of the assets of the FCC Companies except for Liens for Taxes not yet due and payable; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to any of the FCC Companies; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any of the FCC Companies; and any such assertion, assessment, proceeding or litigation disclosed in Section 5.12 of the FCC Disclosure Schedule is being contested in good faith through appropriate measures, and its status is described in Section 5.12 of the FCC Disclosure Schedule;

     (e) none of the FCC Companies is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or Section 280G of the Code; and

     (f) except to the extent that the tax treatment of any Insurance Contract (as hereinafter defined) issued by the FCC Companies is not materially less favorable than the tax treatment of substantially similar products offered by other companies, the tax treatment under the Code of existing Insurance Contracts is and at all times has been not materially less favorable to the purchaser thereof than the tax treatment under the Code that the FCC Companies represented in any written materials could be obtained at the time of its issuance, purchase, renewal, modification or exchange (the term "Insurance Contracts" means all insurance, annuity or investment policies, plans or Contracts, financial products, employee benefit plans, individual retirement accounts or annuities, structured settlements or any similar or related policy, Contract, plan or product).

     Section 5.13.Compliance with Law. The conduct of the business of each of the FCC Companies and its use of its assets has not violated or conflicted with or is not in violation of any Law, which violation or conflict is reasonably likely to have a Material Adverse Effect on the FCC Companies.
None of the FCC Companies has received any notice asserting or alleging a violation or failure to comply with any Law where such violation or failure to comply is reasonably likely to have a Material Adverse Effect on the FCC Companies. Each of the FCC Companies possesses all permits, licenses (including, without limitation, insurance licenses), authorizations, certificates, franchises, orders, consents or other indicia of authority required by any Governmental Authority or otherwise necessary in order to conduct its business and operations as presently conducted by the FCC Companies (the "FCC Licenses"). Each of the FCC Companies is in material compliance with the terms and conditions of the FCC Licenses, and all the FCC Licenses are in full force and effect. No proceeding is pending or, to the Knowledge of FCC, threatened that is reasonably likely to result in the suspension, revocation or limitation of any of the FCC Licenses.

     Section 5.14.Fees and Expenses of Brokers and Others. None of the FCC Companies is directly or indirectly committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement, except that FCC has engaged First Boston and Morgan Stanley to represent it in connection with such transactions, and shall pay all the fees and expenses to which First Boston and Morgan Stanley are entitled in connection with such engagement. FCC has provided to Acquiror true and complete copies of any Contracts to which any of the FCC Companies is a party relating to the engagement of First Boston and Morgan Stanley. In addition, set forth in Section 5.14 of the FCC Disclosure Schedule is an estimate of the fees and expenses that will be payable by FCC to its other advisors and intermediaries in connection with this Agreement and the transactions contemplated hereby.

     Section 5.15.Accuracy of Information. Neither this Agreement nor any other document provided by the FCC Companies or their employees or agents to Acquiror or any affiliate of Acquiror in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     Section 5.16.Title in Properties. Section 5.16 of the FCC Disclosure Schedule contains a true and complete list of all real property owned by FCC or any of its Subsidiaries and all leases of real property under which FCC or any of its Subsidiaries is a lessor or lessee. FCC and each of its Subsidiaries has good and marketable title (in fee simple absolute in the case of real property) to all of its properties and assets, except for leased properties and assets, as to which valid leasehold title is held, in all cases free and clear of all Liens, except (a) as disclosed in Section 5.16 of the FCC Disclosure Schedule, (b) Liens for current Taxes not yet due and payable and (c) minor imperfections of title not material (individually or in the aggregate) and not materially detracting from the value or the use (either actual or intended) by FCC and its Subsidiaries of such assets or properties.

     Section 5.17.Contracts. Section 5.17 of the FCC Disclosure Schedule contains a list of all Contracts to which any of the FCC Companies is a party that are material to the FCC Companies and that are not filed as exhibits to the FCC SEC Reports. All such Contracts were duly and validly executed by one of the FCC Companies. None of the FCC Companies is in breach or default under any such Contract, except for such breaches or defaults that would not have a Material Adverse Effect. To the Knowledge of FCC, no breach or default under any such Contract by any party thereto other than an FCC Company has occurred that is reasonably likely to have a Material Adverse Effect on the FCC Companies.

     Section 5.18.Intellectual Property. FCC or an FCC Company owns, has registered or has, and after the Effective Time will have, valid rights to use, free and clear of any Liens, such trademarks, service marks, trade names, copyrights and computer software, programs and similar systems as are material to the operation of the respective businesses, operations or affairs of the FCC Companies. To the Knowledge of FCC, none of the FCC Companies is infringing upon any third party's trademarks, service marks, trade names, copyrights or any application pending therefor or any proprietary computer software, programs or similar systems which infringement has or is reasonably likely to have a Material Adverse Effect on the FCC Companies.

     Section 5.19.Rating Agencies. Except as disclosed in Section 5.19 of the FCC Disclosure Schedule, since June 30, 1995, no rating agency has (a) imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any of FCC's insurance Subsidiaries or (b) indicated to FCC that it is considering the downgrade of any rating assigned to any of FCC's insurance Subsidiaries.

     Section 5.20.FCC Rights Agreement. The execution, delivery and performance of this Agreement by the parties hereto has not and will not result in Acquiror or any of its "Affiliates" or "Associates" (as such terms are defined in the FCC Rights Agreement) being or becoming an "Acquiring Person" (as such term is defined in the FCC Rights Agreement) under the FCC Rights Agreement, and that no "Stock Acquisition Date" or "Distribution
Date" (as such terms are defined in the FCC Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger.

     Section 5.21.Fairness Opinion. FCC has received opinions of First Boston and Morgan Stanley, financial advisors to FCC, to the effect that, as of the date of such opinions, the Merger is fair, from a financial point of view, to the shareholders of FCC.

     Section 5.22.Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of FCC Common Stock entitled to vote thereon is the only vote of the holders of any class or series of capital stock of FCC necessary to approve this Agreement and the transactions contemplated hereby.

     Section 5.23.Environmental. Except as disclosed in Section 5.23 of the FCC Disclosure Schedule, to the Knowledge of FCC, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the real property owned, operated or leased by the FCC Companies or the facilities or operations thereon that are reasonably likely to give rise to an environmental claim or result in liabilities under or pursuant to Environmental Laws that are reasonably likely to have a Material Adverse Effect on the FCC Companies.

                           ARTICLE VI
                            COVENANTS

     Section 6.1.Conduct of the Businesses of Acquiror and FCC.

     (a) Except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, FCC will conduct, and will cause the FCC Companies to conduct, their respective operations according to their ordinary and usual course of business and consistent with past practice, and will use their respective reasonable best efforts (i) to preserve intact, as appropriate in the ordinary course of business consistent with past practice, their respective business organizations, to keep available the services of their officers, employees and agents, including without limitation their current product distribution systems, to maintain in effect any licenses, franchises, authorizations or similar rights material to the businesses of the FCC Companies and to preserve the goodwill of those having relationships with any of the FCC Companies; and
(ii) to cooperate with Acquiror in jointly communicating with FCC's employees and with members of FCC's product distribution system, including independent contractors, regarding the Merger and continuing operations after consummation of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, FCC will not, and will cause its Subsidiaries not to, without the prior written consent of Acquiror, which consent shall not be withheld unreasonably:

          (i) amend its Articles of Incorporation, bylaws or other organizational documents;

          (ii) authorize for issuance or issue, sell, pledge, transfer, dispose of or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or series or any other securities, except (A) as required by the terms of the FCC Options or the FCC Stock Rights outstanding as of the date hereof and disclosed pursuant to this Agreement or (B) up to an aggregate of 3,200,000 shares of the FCC VT Preferred Stock;

          (iii)split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its respective Subsidiaries, except that (A) each of the Subsidiaries of FCC may declare and pay dividends in the ordinary course of business consistent with past practice consistent with past practice, (B) FCC may pay quarterly dividends in an amount not to exceed $0.115 per share of FCC Common Stock, (C) FCC may redeem the FCC Rights as provided in Section 6.12 hereof and (D) FCC may redeem the outstanding shares of FCC VT Preferred Stock.

          (iv) (A) incur or assume any indebtedness for borrowed money, (with the exception of short-term indebtedness not to exceed $10,000,000 at any time); (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person, other than a direct or indirect wholly-owned Subsidiary or the endorsement of checks in the ordinary course of business consistent with past practice; or (C) other than in the ordinary course of business consistent with past practice, (i) make any material loans, advances or capital contributions to, or investments in, any other Person or
(ii) enter into any Contract, or alter, amend, modify or exercise any option under any existing Contract, other than in connection with the transactions contemplated by this Agreement;

          (v) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except for annual salary increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that FCC may award bonuses for 1996 prior to the Effective Time to the Chairman of the Board and the President of FCC in an aggregate amount not to exceed the amount set forth in Section 6.1(a)(v) of the Seller Disclosure Schedule and may award bonuses to other officers and employees of the FCC Companies in an aggregate amount not to exceed by more than $400,000 (excluding the bonuses for the two above-designated officers) the amount paid by the FCC Companies for bonuses for 1995;

          (vi) acquire, sell, pledge, transfer, assign, license, lease or dispose of any material assets outside the ordinary course of business consistent with past practice;

          (vii)take any action other than in the ordinary course of business consistent with past practice and in a manner consistent with past practice with respect to accounting policies or practices;

          (viii)except for the payment of professional fees, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in FCC's consolidated financial statements for the year ended December 31, 1995, or incurred in the ordinary course of business consistent with past practice since the date thereof;

          (ix) (A) subject to applicable Laws, invest the future cash flow of FCC's insurance Subsidiaries, any cash from matured and maturing investments, any cash proceeds from the sale of their respective assets and properties, and any cash funds currently held by them, in any investments other than as set forth in Section 6.1(a) of the FCC Disclosure Schedule; or (B) take any actions that would cause, or otherwise permit, the assets of each insurance Subsidiary of FCC that are classified as nonadmitted under SAP or by the applicable insurance regulatory authorities for such insurance Subsidiary to at any time exceed by a material amount the respective amounts of nonadmitted assets for such insurance Subsidiary in Exhibit 14 of the most recent Annual Statement filed with the Virginia Bureau of Insurance;

          (x) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII hereof not being satisfied as of the Closing Date; or

          (xi) agree in writing or otherwise to take any of the foregoing actions.

     (b) Except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither Acquiror nor Merger Subsidiary will, without the prior written consent of FCC, take or agree to take, any action that would or is reasonably likely to result in any of the conditions set forth in Article VII hereof not being satisfied as of the Closing Date.

     (c) FCC will promptly advise Acquiror in writing of the occurrence of any Material Adverse Effect, or any event or condition that is reasonably likely to result in a Material Adverse Effect with respect to the FCC Companies.

     Section 6.2.No Solicitation.

     (a) Except as set forth below, FCC shall not, nor shall FCC authorize or permit any of its affiliates, officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Acquiror, Merger Subsidiary, or any affiliate or designee of Acquiror or Merger Subsidiary) with respect to, or take any action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to, any Acquisition Proposal (as defined in subsection (c) below); provided, however, that nothing herein shall prevent FCC's board of directors from taking, and disclosing to FCC's shareholders, a position contemplated by Rule 14c-2 promulgated under the Exchange Act with regard to any tender offer. FCC may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any Person pursuant to confidentiality agreements with terms no less favorable to FCC than the Confidentiality Agreement is with respect to Acquiror, and may participate in discussions and negotiate with such Person concerning an Acquisition Proposal, if (i) such Person has submitted an unsolicited Superior Proposal (as defined in subsection (c) below) to FCC's board of directors relating to any such transaction and (ii) FCC by a majority vote of its directors determines in its good faith judgment that it is required to do so in order to comply with its fiduciary duties to shareholders under applicable Law. FCC's board of directors shall notify Acquiror orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals that it or any of its affiliates, officers, directors, employees, representatives or agents may receive relating to any Acquisition Proposal and, if such inquiries or proposals are in writing, FCC shall provide a copy of any such written Acquisition Proposal and a summary of any oral Acquisition Proposal to Acquiror immediately after receipt thereof and thereafter keep Acquiror promptly advised of any development with respect thereto (including any developments regarding a determination by FCC's board of directors to provide information and access to, or participate in discussions or negotiations with, any Person as provided in the preceding sentence). FCC, its affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal.

     (b) Except as set forth in this Section 6.2(b), FCC's Board of Directors shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend any Acquisition Proposal. Notwithstanding the foregoing, if FCC's board of directors by a majority vote determines in its good faith judgment that it is required to do so in order to comply with its fiduciary duties to shareholders under applicable Law, FCC's board of directors may withdraw its recommendation of the transactions contemplated hereby or approve or recommend an Acquisition Proposal, but in each case only after providing at least 48 hours prior written notice to Acquiror (a "Notice of Superior Proposal") advising Acquiror that FCC's board of directors has received or become aware of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making the Superior Proposal.

     (c) "Acquisition Proposal" means the occurrence of any of the following events: (i) the acquisition of FCC or any Subsidiary by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Acquiror, Merger Subsidiary or any affiliate thereof ("Third Party"); (ii) the acquisition by a Third Party of 10% or more of the total assets or insurance in force (including through reinsurance) of the FCC Companies, in a single transaction or series of transactions; (iii) the acquisition by a Third Party of 10% or more of the outstanding shares of FCC Common Stock or the outstanding capital stock of any Subsidiary of FCC; (iv) any tender offer or exchange offer for 10% or more of the outstanding shares of FCC Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" means any bona fide proposal from a Third Party to acquire, directly or indirectly, for consideration consisting of cash or securities, all of the shares of FCC Common Stock then outstanding or all or substantially all of the assets (including through reinsurance) of FCC and otherwise on terms that FCC's board of directors by a majority vote determines in its good faith judgment to be more favorable to FCC's shareholders than the Merger.

     Section 6.3.Proxy Statement.

     (a) FCC shall, as soon as practicable following the execution of this Agreement, prepare and file with the SEC a draft of the proxy statement together with a form of proxy (in a form mutually agreeable to Acquiror and FCC) as preliminary proxy materials under the Exchange Act. Acquiror and FCC shall cooperate to respond promptly to any comments made by the SEC with respect thereto. Each of Acquiror and Merger Subsidiary shall furnish to FCC such information relating to it and its affiliates and the transactions contemplated by this Agreement and such further and supplemental information as reasonably may be requested by FCC to aid it in the preparation of the preliminary proxy statement, the Proxy Statement or any amendment or supplement thereto. The Proxy Statement shall include the recommendation of FCC's board of directors that the holders of FCC Common Stock approve this Agreement, the Plan of Merger and the transactions contemplated by this Agreement, in each case unless otherwise required by the fiduciary duties of the directors under applicable Law. Each of Acquiror and Merger Subsidiary agrees that the information provided and to be provided by and on behalf of it, and FCC agrees that the information provided and to be provided by and on behalf of the FCC Companies, for use in the Proxy Statement, shall, on the date the Proxy Statement is filed with the SEC, and first mailed to holders of FCC Common Stock, and on the date of the Special Meeting, be true and correct in all material respects and shall not misstate or omit to state any material fact necessary in order to make such information not misleading, and Acquiror, Merger Subsidiary and FCC each agree to correct as promptly as practicable any information provided by it for use in the Proxy Statement that shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of Law.

     (b) Upon resolution of any SEC comments with respect to the preliminary proxy statement, or at such other time as may be mutually determined by the parties hereto, FCC shall cause the Proxy Statement to be filed with the SEC and mailed to FCC's shareholders at the earliest practicable time. Unless otherwise required by the fiduciary duties of FCC's board of directors under applicable Law, FCC shall use commercially reasonable efforts (including, without limitation, retention of a proxy solicitation firm of national reputation and acceptable to Acquiror in its reasonable discretion) to solicit from holders of FCC Common Stock proxies in favor of approval of this Agreement and the Plan of Merger.

     If, at any time when the Proxy Statement is required to be delivered under the Exchange Act, any event occurs as a result of which the Proxy Statement as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or if it shall be necessary to supplement the Proxy Statement to comply with the Exchange Act or the rules thereunder, Acquiror and FCC will cooperate to permit FCC promptly to prepare and file with the SEC a supplement that will correct such statement or omission or effect such compliance.

     Section 6.4.Access to Information; Confidentiality Agreement.

     (a)  Between the date of this Agreement and the Effective Time, FCC will
(i) give Acquiror and its authorized representatives reasonable access during normal business hours, subject to coordination with FCC, to all facilities and to the officers, employees, properties, Contracts, and books and records of the FCC Companies, (ii) permit Acquiror to make such inspections as it may reasonably request and (iii) cause its officers and those of its Subsidiaries to furnish such financial and operating data and other information with respect to its businesses and properties as from time to time reasonably may be requested. Subject to Section 6.7 hereof, all such information shall be kept confidential in accordance with the Confidentiality Agreement.

     (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect. Each party hereto hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the solicitation of votes of the holders of the FCC Common Stock pursuant to the Proxy Statement and to permit consummation of the transactions contemplated hereby. Each party further acknowledges that the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 hereof in accordance with its terms.

     Section 6.5.Reasonable Efforts; Cooperation. Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Acquiror, Merger Subsidiary and FCC will execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. In addition, FCC agrees to consult and work cooperatively with representatives of Acquiror with respect to all strategic and operating plans of the FCC Companies, including but not limited to budgets, product development, technology development and marketing.

     Section 6.6.Consents. Acquiror and FCC each shall as soon as practicable file Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and each shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received for additional information or documentation in connection with such filings. Acquiror and FCC each shall use its commercially reasonable efforts to obtain consents, approvals and authorizations of all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Section 6.7.Public Announcements. The parties hereto have agreed upon the text of a joint press release announcing, among other things, the execution of this Agreement, which joint press release shall be disseminated promptly following the execution hereof. Acquiror and FCC will consult with each other before issuing or making, and will provide each other the opportunity to review and comment upon, any additional press release any additional public statement with respect to this Agreement, the Plan of Merger, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange (in each case as determined in good faith by the party proposing to issue the press release or public statement), in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     Section 6.8.Stock Options. FCC has advised Acquiror, and hereby confirms, that the applicable instruments governing the FCC Stock Options issued pursuant to the FCC Stock Plan provide for the acceleration of the exercisability of each such option in connection with the transactions contemplated herein. FCC shall take all actions necessary prior to the Effective Time to assure that, at the Effective Time, each FCC Stock Option and each FCC Stock Right shall be canceled in exchange for an amount (the "Option Payment") in cash equal to the Merger Consideration less the applicable exercise price of such FCC Stock Option or FCC Stock Right, subject to applicable withholding taxes. The surrender of an FCC Stock Option or FCC Stock Right to FCC in exchange for the Option Payment shall be deemed a release of any and all rights the holder had or may have had in such FCC Stock Option or FCC Stock Right.

     Section 6.9.Employee Benefit Matters. Except as otherwise provided in this Section 6.9, until December 31, 1997, the Acquiror Companies will maintain the FCC Benefit Plans for the benefit of employees of the FCC Companies immediately prior to the Effective Time who are employed by the Acquiror Companies following the Effective Time, with such revisions or amendments as may be required by applicable Law. The FCC Companies shall take any and all actions necessary to amend the FCC Benefit Plans as of the Effective Time to remove or modify all provisions therefrom that provide benefits that make available FCC Common Stock as an investment option or an investment measure or that authorize the issuance or open-market purchases of shares of FCC Common Stock. Notwithstanding anything to the contrary in this Agreement, the FCC Companies shall take any and all actions necessary to amend or modify the FCC Benefit Plans as of the Effective Time to comply with the provisions of this Section 6.9. At the discretion of Acquiror, effective January 1, 1998, employees who are employed on January 1, 1998, will be covered either by the FCC Benefit Plans or by Acquiror's Benefit Plans offered to similarly situated employees of the life insurance Subsidiaries of Acquiror ("Acquiror Benefit Plans"). With respect to any such employee and his beneficiaries and dependents, Acquiror's welfare benefit plans (as defined in Section 3(1)) of ERISA (the "Acquiror's Welfare Plans") shall not include a waiting or eligibility period or a preexisting condition restriction or limitation and to the extent that such employees or their dependents or beneficiaries have satisfied any internal limits, deductibles or copayment requirements of FCC's welfare benefit plans (as defined in Section 3(1) of ERISA), for the year, such amounts will be credited toward the satisfaction of any such requirements under Acquiror's Welfare Plans. The Acquiror Benefit Plans will recognize for purposes of eligibility to participate, early retirement, and eligibility for vesting, all employees' service with the FCC Companies, subject to applicable break-in-service rules. Employees of the FCC Companies immediately prior to the Effective Time who are employed by the Acquiror Companies following the Effective Time shall be eligible for consideration under General Electric Company's stock option plan.

     Section 6.10.Indemnification; Insurance.

     (a) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable Law each Person who is now, or has been at any time prior to the date hereof, an officer, director or employee of FCC (or any Subsidiary thereof) (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring prior to the Effective Time in connection with the Merger, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws. In the event of any such claim, action, suit, proceeding or investigation (an "Action"),
(i) Acquiror shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the full extent permitted by applicable Law, upon receipt of any undertaking required by applicable Law; and (ii) Acquiror shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be withheld unreasonably) and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.10 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action unless there is, under applicable standards of conduct as determined by counsel for the Indemnified Parties, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this
Section 6.10(a), upon learning of any such Action, shall promptly notify the Surviving Corporation thereof.

     (b) For a period of six years following the Effective Time, Acquiror shall cause the Surviving Corporation to keep in effect provisions in its Articles of Incorporation and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the Virginia Act, which provisions shall not be amended except as required by applicable Law, except to make changes permitted by Law that would enlarge the Indemnified Parties' right of indemnification or except to make changes or amendments that would not adversely affect the rights under this Agreement of any Indemnified Party.

     (c) For a period of three years after the Effective Time, Acquiror shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by FCC's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to Actions arising from facts or events that occurred before the Effective Time; provided, however, that Acquiror shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two times the last annual premium paid by FCC prior to the date hereof for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Acquiror shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (d) Acquiror shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this
Section 6.10.

     (e) The rights of each Indemnified Party hereunder shall be in addition to any other rights Indemnified Party may have under the Articles of Incorporation or bylaws of FCC or Surviving Corporation, under the Virginia Act or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     Section 6.11.Dissenters' Rights. FCC will not amend its Articles of Incorporation or otherwise take any action that would negate the application of Section 13.1-730C of the Virginia Act, to the effect that the shareholders of FCC shall have no rights of dissent with respect to the Merger or the other transactions contemplated hereby.

     Section 6.12.Redemption of FCC Rights. On or prior to the Closing Date, the Board of Directors of FCC will redeem all FCC Rights in accordance with the terms of the FCC Rights Agreement and applicable Law.

     Section 6.13.Notice of Certain Events. FCC shall give prompt written notice to Acquiror, and Acquiror shall give prompt notice to FCC, of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and
(b) any material failure of FCC, Acquiror or Merger Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.14.Termination and Amendment of Certain Stock-Based Plans. At or prior to the Effective Time, FCC shall take such action and, as applicable, cause its Subsidiaries to take such action, as may be necessary to terminate the FCC Stock Plan, the American Mayflower Life Insurance 1994 Phantom Stock Rights Plan and the Employee Stock Purchase Plan. At or prior to the Effective Time, FCC shall cause the FCC Savings Plan, effective April 1, 1994 (the "Savings Plan") to be amended to eliminate the FCC Common Stock fund as an investment option.

     Section 6.15.Amendment to Change in Control and Termination Agreements. At or prior to the Effective Time, FCC shall take such action as may be necessary to amend the Change in Control and Termination Agreements effective March 23, 1995, as amended, between FCC and certain executive officers of FCC and its Subsidiaries, to provide that termination compensation payable under
Section 2.4 of the Agreements shall be payable solely in cash rather than in cash or FCC Common Stock.

     Section 6.16.Prepayment of FCC Credit Facilities. At or prior to the Effective Time, FCC shall prepay all amounts owing under, and take such actions as may be required to terminate, (a) the Credit Facility Agreement between FCC and NationsBank of Georgia, N.A. dated August 24, 1995; (b) the Line of Credit between FCC and SunTrust Bank, Atlanta, executed August 16, 1994, as renewed by letter dated March 16, 1996; (c) the Line of Credit Agreement between FCC and Wachovia Bank of North Carolina, N.A., executed August 16, 1994, as renewed by letter dated July 12, 1995; (d) the Line of Credit Agreement between FCC and Credit Suisse, executed August 16, 1994, as renewed by letter dated December 20, 1995; and (e) the $10 million line of credit between American Mayflower Life Insurance Company and Chemical Bank. FCC shall provide evidence of its prepayment and termination of such credit agreements at or prior to the Effective Time.

     Section 6.17.Subsequent FCC Reports. FCC shall deliver, promptly upon the filing thereof, a copy of (a) any reports, registration statements or other documents filed by FCC with the SEC prior to the Effective Time and (b) Statutory Reports filed by any of FCC's insurance Subsidiaries with any insurance regulatory authority prior to the Effective Time.

     Section 6.18.Rating Agencies. Prior to the Effective Time, FCC shall notify Acquiror promptly in the event that any rating agency indicates to FCC that it is considering the downgrade of any rating assigned to any of FCC's insurance Subsidiaries. FCC will permit a representative of Acquiror to accompany FCC to any discussions with the rating agency.

                           ARTICLE VII
       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

     Section 7.1.Conditions Precedent to Each Party's Obligation to Effect the Merger.

     The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions precedent:

     (a) the transactions contemplated in this Agreement and the Plan of Merger shall have been approved by the affirmative vote of at least two-thirds of the outstanding shares of FCC Common Stock in accordance with the Virginia Act, and by Acquiror as sole shareholder of Merger Subsidiary;

     (b) no order, decree, Law or injunction shall have been enacted, entered, issued, promulgated or enforced by any court of competent jurisdiction or any other Governmental Authority that prohibits the consummation of the Merger; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed;

     (c) any waiting period (and extensions thereof) applicable to the Merger under the HSR Act shall have terminated or expired, all applicable requirements of the Exchange Act shall have been satisfied and any applicable filings under state takeover or antitrust laws shall have been made; and

     (d) there shall have been obtained permits, consents and approvals of insurance commissions or agencies of any jurisdiction and of other Governmental Authorities referred to in Section 4.3 and Section 5.4 and the other transactions contemplated hereby will be in compliance with applicable Laws, and no such permit, consent or approval shall contain any condition that, in the judgment of Acquiror or FCC reasonably exercised is reasonably likely to have a Material Adverse Effect on the FCC Companies or the transactions contemplated by this Agreement.

     Section 7.2.Conditions Precedent to Obligations of FCC. The obligation of FCC to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

     (a) the representations and warranties of Acquiror and Merger Subsidiary contained in Article IV hereof shall be true and correct in all material respects when made and at and as of the Effective Time with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties were given as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

     (b) each of Acquiror and Merger Subsidiary shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Effective Time;

     (c) FCC shall have received a certificate of the Chairman, President, Executive Vice President or Senior Vice President of Acquiror and Merger Subsidiary, in form satisfactory to counsel for FCC, certifying fulfillment of the matters referred to in paragraphs (a) through (b) of this Section 7.2; and

     (d) FCC shall have received the opinion of Weil, Gotshal & Manges LLP, counsel for Acquiror, dated the Effective Time, with respect to such matters as FCC may reasonably request.

     Section 7.3.Conditions Precedent to Obligations of Acquiror and Merger Subsidiary. The obligation of Acquiror and Merger Subsidiary to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

     (a) there shall have occurred no material adverse change in the business, assets, liabilities, financial condition or results of operations of the FCC Companies from the date hereof to the Effective Time;

     (b) the representations and warranties of FCC contained in Article V hereof, with the exception of the representations and warranties contained in
Section 5.19 hereof, shall be true and correct in all material respects when made and at and as of the Effective Time with the same force and effect as if those representations and warranties had been made at and as of such time except to the extent such representations and warranties were given as of a specified earlier date;

     (c) FCC shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Effective Time;

     (d) FCC shall have performed all obligations and complied with the covenants in Section 6.16 hereof;

     (e) there shall have been obtained all consents and approvals of any third party under any Contract with any of the FCC Companies that are required in connection with the performance by FCC of its obligations under this Agreement, except such consents and approvals the failure of which to have so obtained could not reasonably be expected to have a Material Adverse Effect on the FCC Companies;

     (f) Acquiror shall have received a certificate of the Chairman, the President or the Treasurer and Secretary of FCC, in form satisfactory to counsel for Acquiror, certifying fulfillment of the matters referred to in paragraphs (a) through (e) of this Section 7.3; and

     (g) Acquiror shall have received the opinion of Hunton & Williams, counsel for FCC, dated the Effective Time, with respect to such matters as Acquiror may reasonably request.

                          ARTICLE VIII
                 TERMINATION; AMENDMENT; WAIVER

     Section 8.1.Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned, notwithstanding approval thereof by the respective shareholders of FCC and Acquiror, at any time prior to the Effective Time:

     (a)  by mutual written consent of FCC and Acquiror;

     (b) by FCC or Acquiror, if the Effective Time shall not have occurred on or before March 31, 1997, (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party who has breached in any material respect any of its representations, warranties, covenants or agreements under this Agreement and such breach has been the cause of or has resulted in the failure of the Effective Time to occur on or before such date);

     (c) by FCC if there has been a material breach by Acquiror or Merger Subsidiary of any representation, warranty, covenant or agreement set forth in this Agreement or any certificate or other instrument delivered or furnished to FCC pursuant hereto or the Plan of Merger, which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach (it being understood that disclosure after the date hereof is not deemed to cure any such breach);

     (d) by Acquiror if (i) the transactions contemplated in this Agreement and the Plan of Merger shall have been voted on by the holders of FCC Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 7.1(a) hereof, (ii) there has been a material breach by FCC of any representation, warranty, covenant or agreement set forth in this Agreement or any certificate or other instrument delivered or furnished by FCC pursuant hereto or the Plan of Merger, which breach has not been cured within ten business days following receipt by FCC of notice of such breach (it being understood that disclosure after the date hereof is not deemed to cure any such breach), (iii) the Board of Directors of FCC should fail to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or should fail to recommend to its shareholders approval of the transactions contemplated by this Agreement and the Plan of Merger or such recommendation shall have been made and subsequently withdrawn, amended or modified in a manner adverse to Acquiror, or shall have adopted a resolution to the foregoing effect, or (iv) FCC has determined to accept or recommend a Superior Proposal; or

     (e) by FCC or Acquiror, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     Section 8.2.Effect of Termination. If this Agreement is so terminated and the Merger is not consummated, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its directors, officers or shareholders, other than the provisions of Section 6.4 hereof, this Section 8.2 and Section 9.10 hereof; provided, however, that (A) in the event that this Agreement is terminated pursuant to (y) Section 8.1(d) hereof and a Superior Proposal shall have been made prior to such termination, and such Superior Proposal is thereafter accepted within 12 months of such termination, then FCC, if requested by Acquiror, shall promptly, but in no event later than ten days after the date of such request, pay to Acquiror a fee equal to $52,500,000, plus the amount of all fees and expenses (including, without limitation, the fees and expenses of Goldman, Sachs & Co.
and any legal and commitment fees and expenses) incurred by Acquiror, Merger Subsidiary or its affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum of $10,000,000 (the "Acquisition Expenses"), and (B) in the event that this Agreement is terminated pursuant to Section 8.1(d) and no Superior Proposal shall have been made, then FCC, if requested by Acquiror, shall promptly, but in no event later than ten days after the date of such request, pay to Acquiror an amount equal to the Acquisition Expenses, it being understood and agreed by the parties hereto that such amounts are intended to constitute liquidated damages. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party hereto of any liability for damages that such party may have by reason of such party's breach of any representation, warranty, covenant or agreement in this Agreement or any certificate or other instrument delivered pursuant hereto.

     Section 8.3.Amendment. This Agreement and the Plan of Merger may be amended by action taken by both Acquiror and FCC at any time before or after approval of the transactions contemplated herein by the holders of FCC Common Stock but, after any such approval, no amendment shall be made that would have any of the effects specified in Section 13.1-718I of the Virginia Act without the approval of the holders of FCC Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto.

     Section 8.4.Extension; Waiver. At any time prior to the Effective Time, either party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                           ARTICLE IX
                          MISCELLANEOUS

     Section 9.1.Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.

     Section 9.2.Brokerage Fees and Commissions. No broker, finder or investment banker (other than First Boston and Morgan Stanley, whose fees shall be paid by FCC) is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FCC; and no broker, finder or investment banker (other than Goldman, Sachs & Co., whose fees shall be paid by Acquiror) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

     Section 9.3.Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.4(b) hereof, all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Merger Subsidiary may assign its rights and obligations hereunder to a newly-formed direct or indirect wholly-owned Subsidiary of Acquiror.

     Section 9.4.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          if to FCC:

               First Colony Corporation
               Riverfront Plaza, West Tower
               Suite 1350
               901 East Byrd Street
               Richmond, Virginia  23219
               Attention:  Bruce C. Gottwald, Jr.
                           Chairman and Chief Executive Officer

          with a copy to:

               Hunton & Williams
               Riverfront Plaza, East Tower
               951 East Byrd Street
               Richmond, Virginia  23219-4074
               Attention: Allen C. Goolsby, Esq.

          if to Acquiror:

               General Electric Capital Corporation
               260 Long Ridge Road
               Stamford, Connecticut  06927
               Attention:General Counsel
               Facsimile:(203) 357-6487

          with copies to:

               GNA Corporation
               Two Union Square
               601 Union Street
               Seattle, Washington  98111-0490
               Attention:General Counsel
               Facsimile:(206) 516-2882

               and
               Weil, Gotshal & Manges LLP
               100 Crescent Court, Suite 1300
               Dallas, Texas  75201
               Attention:David A. Spuria, Esq.
               Facsimile:(214) 746-7777


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 9.5.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.6.Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.7.Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as otherwise provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.8.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.9.Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 9.10.Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated, except as otherwise expressly provided in Section 8.2 hereof.

     Section 9.11.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          [Remainder of Page Intentionally Left Blank]



     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                         GENERAL ELECTRIC CAPITAL CORPORATION



                         By:  /s/Patrick E. Welch
                              Name: Patrick E. Welch
                              Title: Attorney-in-Fact


                         GE CAPITAL EQUITY CAPITAL GROUP, INC.



                         By:  /s/Jonathan K. Sprole
                              Name: Jonathan K. Sprole
                              Title: Senior Vice President


                         FIRST COLONY CORPORATION



                         By:  /s/ Bruce C. Gottwald, Jr.
                              Bruce C. Gottwald, Jr.
                              Chairman and Chief
                                 Executive Officer